EXHIBIT 99.1

                                  Company Contact:    Ed Rosenfeld
                                                      Vice President, Strategic
                                                      Planning and Finance
                                                      Steven Madden, Ltd.
                                                      (718) 446-1800

                                  Investor Relations: Cara O'Brien/Lauren Puffer
                                  Press:              Melissa Merrill
                                                      Financial Dynamics
                                                      (212) 850-5600

FOR IMMEDIATE RELEASE
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       STEVEN MADDEN, LTD. ACQUIRES A MARKET LEADING ACCESSORIES BUSINESS,
                         DANIEL M. FRIEDMAN & ASSOCIATES

      ~ Company Acquires Its Accessories Licensee to Further Strengthen and
                         Expand Accessories Platform ~

      ~ Company Effectively Uses Cash to Add a Complementary and Profitable
                                   Business ~

LONG ISLAND CITY, N.Y. - February 8, 2006 - Steven Madden, Ltd. (NASDAQ: SHOO), a leading designer, wholesaler and marketer of fashion footwear for women, men and children, today announced it has completed the acquisition of privately held Daniel M. Friedman & Associates, a designer, manufacturer, and distributor of handbags, belts and related accessories.

         The acquisition was completed for $18 million in cash and includes certain earn out provisions that are based on financial performance through 2010. The transaction is expected to be immediately accretive, contributing approximately $0.15 - $0.18 in earnings per diluted share within the first full year of ownership excluding amortization of intangibles associated with the acquisition, the amount of which is still being determined.

         This strategic acquisition will enable the Company to further augment and complement its core footwear category and continue to expand its reach into the branded lifestyle concept. Moreover, the Company believes the acquisition will provide additional design and management talent and will further bolster Steven Madden, Ltd.'s already strong operating team.

         "Not only is the accessories category highly complementary to our footwear business, but this acquisition ties in perfectly with our strategy of developing Steven Madden, Ltd. into a global lifestyle brand," commented Jamieson Karson, Chairman and Chief Executive Officer of Steven Madden, Ltd. "This transaction affords us more control over our accessories business as Steve will be intimately involved in the creative process as we develop our handbags and other categories to their fullest potential. Direct ownership of this strong and proven business represents a very effective use of our cash that we expect will provide significant return to our shareholders."

         Steven Madden, Ltd. signed a licensing agreement with Daniel M. Friedman & Associates for handbags and related accessories in July 2005. Under this previous licensing agreement between the two companies, certain Steven Madden, Ltd. retail stores are currently receiving shipments of Steve Madden accessories from Daniel M. Friedman & Associates, and product is planned to launch in wholesale accounts in March 2006.

         Founded in 1995, Daniel M. Friedman & Associates is a leading manufacturer and distributor of brand name fashion handbags and accessories and offers a proven and successful business model. In addition to the current Steve Madden license, the Company holds accessory licenses for Betsey Johnson, Ellen Tracy, and others. The Company is also well known for its private label offerings as well as its own fashion belt line under the Fina Firenze brand. The Company most recently achieved an approximate $41 million in net sales (unaudited) for fiscal 2005.
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         Effectively immediately, Daniel M. Friedman & Associates will become a wholly-owned subsidiary of Steven Madden, Ltd., maintaining its existing business model and current licenses while developing Steve Madden handbags and belts. Daniel M. Friedman & Associates will retain its current operations and location in New York City.

         "We have had a long standing relationship with Steven Madden, Ltd. and are excited to start working together in this new capacity," commented Daniel M. Friedman. "With our shared vision of developing creative and trend right products, we feel that this was a logical step in our relationship and we are honored to formally partner with one of the leading fashion forward companies in the marketplace. I am extremely confident that our business will continue to thrive under the leadership of Steve Madden, Ltd."

         Mr. Karson concluded, "We are excited about this opportunity to build on the momentum of last year and bring together two well-seasoned, highly talented management and design teams. Led by Steve, the newly combined design group will develop fresh and fashion right product across multiple categories under the Steven Madden, Ltd. brand. We welcome Daniel Friedman and his team and look forward to a successful future together."

         Steven Madden, Ltd. designs and markets fashion-forward footwear for women, men and children. The shoes are sold through company-owned retail stores, department stores, apparel and footwear specialty stores, and on-line at www.stevemadden.com. The Company has several licenses for the Steve Madden brand, including handbags, eyewear, hosiery, and belts, and owns and operates 99 retail stores, including its online store. The Company is also the licensee for l.e.i. Footwear, Candie's Footwear and UNIONBAY Men's Footwear.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

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